Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

MANITOWOC FOODSERVICE, INC.

Pursuant to Section 242 of the Delaware General Corporation Law (the “DGCL”), Manitowoc Foodservice, Inc., a Delaware corporation (the “Company”), by its undersigned representative hereunto duly authorized, hereby adopts the following Certificate of Amendment (this “Amendment”) to its Amended and Restated Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on February 22, 2016 (the “Certificate”).

FIRST: The name of the Company prior to any changes effected by this Certificate of Amendment was Manitowoc Foodservice, Inc.

SECOND: Article 1 of the Amended and Restated Certificate of Incorporation of the Company shall be deleted in its entirety and replaced with the following:

“The name of the corporation is Welbilt, Inc.”

THIRD: The foregoing Amendment was duly adopted in accordance with Section 242(b) of the DGCL.

FOURTH: Other than the changes effected by the Amendment, the terms of the Certificate shall remain in full force and effect

FIFTH: This Amendment shall be effective upon its filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Company has caused this certificate to be duly executed this 3rd day of March, 2017.

By:	/s/ Joel H. Horn
Joel H. Horn
Senior Vice President, General Counsel and Secretary